Exhibit 10.4

EXECUTIVE SHORT-TERM INCENTIVE PLAN

TERMS AND CONDITIONS

I. Introduction

The purpose and intent of this Executive Short-Term Incentive Plan (the “Plan”) is to provide Executive Performance Plan participants (“Executive(s)”) an executive short-term incentive plan (“STIP”) for achieving performance and profit objectives. This Plan replaces and supersedes all prior bonus, incentive and commission programs for participating Executives.

This Plan is designed to reward Executives based on Company, Segment and Business Unit Performance (if applicable), and is based on each Executive’s established annual performance goals. For purposes of this Plan, company performance will be determined and measured in the sole discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”) after the close of the Plan Year.

This Plan does not constitute and shall not be construed as a contract of employment for a definite term with any Executive. Except to the extent provided by applicable law or individual written employment agreements, either the Company or the Executive may terminate employment at any time, and for any reason whatsoever, with or without cause, and with or without advance notice.

II. Effective Date

The Plan is effective for the Fiscal Year (the “Plan Year”). The Plan will be administered on an annual basis and is subject to change in the sole discretion of the Compensation Committee.

III. Eligibility

Executives are selected and approved by the Compensation Committee.

IV. Participation

Executives are those selected participants who have the opportunity to earn the incentive described in this Plan. To be a participating Executive, a participant must:

a)

Be in good standing with the Company through the date that the Compensation Committee approves the payout under this plan, which is expected to occur in late April or early May of the following fiscal year.

b)	Be a regular employee who is scheduled to work at least 30 hours per week.

c)	Be employed by the Company for at least one full quarter within the Plan Year.

d)	Be actively employed by the Company or on an approved leave of absence through May 15th of the following fiscal year.

e)	The Compensation Committee will review any situations not addressed above and make a determination on Plan eligibility based on facts and circumstances.

V. Earning Criteria

The Executive Incentive is considered earned only after all the following conditions are met:

●	The Plan Year has concluded, and the Company is able to calculate Company Performance for the Fiscal Year.
●	The Company has, in its sole discretion, identified a payment date between the end of the Plan Year and May 15th
●

The Compensation Committee has evaluated any Company and/or personal employee performance circumstances occurring between the end of the Plan Year and date the Compensation Committee approves the payouts under this plan.

●	Apogee, the Segment, or the business unit has achieved threshold performance on at least one fiscal year Performance Metric (described in Section VI. below).

VI. Performance Metrics

Each Executive’s Executive Incentive percent earned will be based on performance against performance metrics, and will be assessed, in the sole discretion of the Compensation Committee, based on metrics and weightings that are established at the beginning of each Plan year and communicated to participants.

In order for an Executive Incentive amount to be earned, payable and calculable under the terms and conditions of this Plan, a minimum of threshold performance must be earned on at least one of the applicable metrics.

VII. Payment

If approved, any earned Executive Incentive payment will be made after the Compensation Committee approves the payout amounts under this Plan and no later than May 15th following Fiscal Year-end.

VIII. Incentive Payment at Termination

A participant who leaves the employment of the Company, either voluntarily or involuntarily prior to May 15th, has not earned the payout amounts under this Plan, and is not eligible for any payment under this Plan either in total or on a pro-rata basis unless an exception is deemed appropriate by the Compensation Committee of the Board of Directors. In the event of retirement, the Compensation Committee may, in its sole discretion, waive the requirement that a participant be employed on May 15th, and approve a pro-rata amount to be paid to a retired participant following the close of the applicable fiscal year.

IX. Incentive Compensation

When earned and paid, the Executive Incentive payout is determined as a percentage of the participant’s base salary approved by the Compensation Committee at the beginning of the fiscal year covered by this Plan.

The Company reserves the right to withhold from any amount due under the Plan: 401(k) contributions, any income, employment, payroll, excise and other taxes, any advances made on any compensation, as the Company may in its sole discretion deem necessary or as required by law.

To the full extent permitted by applicable law, the Company retains the right to offset against any amounts otherwise due under the plan by any outstanding balance then owing and payable by an employee to the Company. If required, the Participant agrees to sign and deliver a written consent to such offset.

X. Clawback Policy

The participant acknowledges, understands and agrees that, notwithstanding anything to the contrary herein, the Executive Incentive plan payout to which the executive is otherwise entitled (or which has been paid) is subject to forfeiture or recoupment, in whole or in part, at the direction of the Company’s Board of Directors (“Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines in its sole discretion, that forfeiture or recoupment of all or part of the Executive Incentive plan payout is appropriate under all the circumstances considered by the Board. A copy of the Clawback Policy may be obtained for the General Counsel upon the Executive’s request.

XI. Interpretation and Administration of Plan

The Compensation Committee retains full control and complete discretion over all decisions regarding the interpretation of the terms of this Plan and the manner in which it is administered, and has final authority to interpret all aspects and terms of this Plan and to resolve any disputes that may arise involving the application or interpretation of all terms of this Plan.

The payment of all amounts under this Plan are at the sole discretion of the Compensation Committee. While the Compensation Committee considers and is guided by the amounts that would be payable under the foregoing criteria, it is not bound by these results and does exercise its discretion to pay different amounts. This may include adjustments as it may deemed advisable to consider actual versus expected business results, changes in accounting rules, principles or methods, or extraordinary events, and adjustments to financial performance measures in recognition of such occurrences. As a result, no specific amount of incentive compensation is guaranteed under this Plan.

The Company makes no representations, promises or predictions whatsoever as to the amount of any placement fee payments or the ability or likelihood that any incentive compensation or bonus will be earned or paid under the terms of this Plan.

The provisions of this Plan may not be modified by any oral or implied agreement. The Compensation Committee must approve all Annual Incentive Plans, as well as changes or addenda to existing plans, provisions and guides. All changes, addenda or modifications to this Plan must be approved in writing by the Compensation Committee.